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                                                                     EXHIBIT 2.4

                         SUPPLY AND SERVICES AGREEMENT

    THIS  SUPPLY AND SERVICES AGREEMENT (the "Agreement") is made as of        ,
1996 (the "Effective Date"), by and among IJI ACQUISITION CORP., an Illinois corporation, the name of which is about to be changed to INTERNATIONAL JENSEN INCORPORATED, an Illinois corporation ("Supplier"), and INTERNATIONAL JENSEN INCORPORATED, a Delaware corporation, the name of which is about to be changed to RECOTON AUDIO CORPORATION ("Customer").

                              W I T N E S S E T H:

    WHEREAS, Customer has agreed to sell to Supplier and Supplier has agreed to purchase from Customer substantially all of the assets of Customer's original equipment manufacturer's business comprising (i) the loudspeaker assembly plant facility and operations in Lumberton, North Carolina, (ii) the metal and plastic parts manufacturing/home loudspeaker assembly plant facility and operations in Punxsutawney, Pennsylvania, (iii) the magnet manufacturing facilities and general offices of the General Magnetic division in Dallas, Texas, (iv) the cone manufacturing facilities and general offices of Fuji Cone, Inc. in Clinton, North Carolina, (v) the OEM value-add facility in Livonia, Michigan, (vi) the Bingham Farms, Michigan sales office, and (vii) the original equipment manufacturing portion of the engineering, research and development center and distribution facility in Schiller Park, Illinois (the "OEM Business Assets"), on the terms and conditions as set forth in the Amended and Restated Agreement For the Purchase and Sale of Assets, dated as of January 3, 1996, by and between Supplier and Customer (the "Purchase Agreement");

    WHEREAS, the original equipment manufacturer's business consists of the business of designing, manufacturing and marketing of speakers and speaker components and related products for and to domestic and international automotive, truck, recreational vehicle, aircraft or other motorized vehicle ("Vehicular") original equipment manufacturers (the "OEM Business"); and

    WHEREAS, Supplier is not purchasing Customer's business which consists of designing, manufacturing, and marketing of speakers and speaker components, and related branded products in the domestic and international Vehicular aftermarket and home audio market (the "Branded Business").

    NOW,  THEREFORE, in consideration of the  above premises, and other good and
valuable  consideration,  the  receipt  and  sufficiency  of  which  is   hereby
acknowledged, the parties hereto agree as follows:

                                   ARTICLE I
                               SUPPLY OBLIGATIONS

    1.1 GENERAL DUTIES. Upon the terms and conditions set forth in this Agreement, Customer shall purchase from Supplier all of its requirements for products currently manufactured in Punxsutawney, Pennsylvania and Lumberton, North Carolina for and as required by Customer's Branded Products Division and IJI-European Holdings (the "Products"). The broad product groupings of the Products are as follows: (a) Jensen Car Aftermarket Speakers; (b) Advent Mobile Aftermarket Speakers; (c) Jensen Home Hi-Fi Speakers; and (d) Advent Home Hi-Fi Speakers. The term "Supply Obligation" shall mean Supplier's obligation to supply Customer with Seller's requirements for the Products which satisfy all warranties and quality standards identified in this Agreement, within the time periods agreed to by the parties, which time periods shall include adequate lead time for production of Products and in a manner consistent with past practices and for the prices identified in this Agreement. Supplier shall devote that portion of its professional time, attention and personnel to the Supply Obligation as is necessary for Supplier to fulfill said Supply Obligation in accordance with the terms of this Agreement.

    1.2    NEW PRODUCTS.   Supplier  shall have  the opportunity  to bid  on new
products required  by Customer  during the  Term  (as that  term is  defined  in
Section 1.5 of this Agreement).
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    1.3   PRODUCT STANDARDS.   All Products which  Supplier supplies to Customer
under this Agreement shall satisfy quality and warranty standards which are consistent with the Products produced by Supplier prior to this Agreement and shall meet all applicable legal requirements.

    1.4 RETENTION OF RIGHTS. If Supplier is unable to satisfy the Supply Obligation for any Product in accordance with Customer's delivery requirements and such inability is not cured within ten (10) days after written notice, Customer may terminate its obligations under this Agreement to purchase its requirements for such Product, unless the Supplier's inability to perform is due to: (a) "Force Majeure," as defined herein; or (b) Customer's failure to fulfill its obligations under this Agreement. For the purposes of this Agreement "Force Majeure" means the consequences, direct or indirect, of strikes, lockouts or any other labor disputes, fires, accidents, floods, hostilities, shortages of transportation equipment or facilities, the failure, suspension or curtailment of the production or delivery due to shortages of supply of components or materials from any available sources or due to the acts, regulations, allocations or other requirements of any federal, state or local government, and any and all like or different causes, each of which is beyond the reasonable control of the Supplier, to the extent performance is prevented thereby. During any period of shortage due to any of said causes, the Supplier shall allocate the supply of the Products to its customers in a fair and reasonable manner, which takes into account the fact that Customer has an obligation to source from Supplier.

    1.5 TERM. The term of this Agreement shall commence on the Effective Date and shall continue for a period of twelve (12) consecutive months (the "Term"), unless otherwise terminated pursuant to this Agreement.

    1.6 TERMINATION FOR CAUSE. The occurrence of any of the following events shall give rise to the rights of the parties to terminate this Agreement for cause:

        a. Either party is in breach of any of the substantial and material provisions of this Agreement, and such breach continues for thirty (30) days after the non-breaching party has given notice in writing to the other party demanding cure thereof;

        b. (i) A court of competent jurisdiction shall enter a decree or order, not stayed within sixty (60) days from the date of entry hereof, appointing a trustee or receiver of a party, or any substantial part of its property, or shall approve a petition for or effecting an arrangement in bankruptcy, a reorganization pursuant to a bankruptcy act, or other judicial modification or alteration of the rights of its creditors, (ii) a party itself shall file such petition or take or consent to take any other action seeking any such judicial decree or order, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or (iii) any court of competent jurisdiction shall enter a decree or order adjudicating a party as bankrupt or insolvent.

    1.7 STATUS. Supplier and Customer expressly acknowledge that the status of Supplier shall be that of an independent contractor and not that of an agent or employee of Customer.

                                   ARTICLE II
                                    PRICING

    2.1 PRICING. Supplier shall charge Customer for the Products at its cost in an amount consistent with the current internal pricing policies of Customer and which pricing policies shall be consistent with past practice ("Product Cost"). Furthermore, Supplier shall charge Customer Five Thousand Dollars ($5,000) each month for costs associated with the purchasing agents' duties with respect to Products supplied to Customer. The charge for each Product shall be updated annually on each March 1 to reflect changes to the Product Costs. If the charge for any Product or Products increases more than five percent (5%) from the prior year and Customer gives Supplier ninety (90) days prior written notice of its intent to discontinue purchasing such Product or Products, then

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Customer shall no longer be obligated to purchase such Product or Products under this Agreement. Cancellation of the obligation to purchase certain Products shall not eliminate or relieve Customer from the obligation to purchase Products which are not subject to cancellation.

    2.2 TAXES. The prices for Products and the increase in Product Cost are exclusive of any taxes, excises or other governmental charges applicable to the sale of the Products. Supplier's invoices shall include as a separate item all taxes, excises or other governmental charges imposed on Supplier by reason of the sale of the Products to Customer, except taxes based upon net income of Supplier.

    2.3 PAYMENT AND OTHER TERMS. Payment by Customer for Products delivered by Supplier shall be made in full within ten (10) days of the Friday of each week during which invoices were received from Seller, but in no event shall Customer be obligated to issue more than one (1) check, with respect to the invoices received, each week.

                                  ARTICLE III
                        CERTAIN OBLIGATIONS OF SUPPLIER

    3.1 INSURANCE. During the Term, Supplier shall obtain and maintain products liability and general comprehensive insurance, in the minimum coverage amount of One Million Dollars ($1,000,000) (the "Minimum Coverage"). Supplier shall maintain such insurance with insurance companies having a Best's rating of no less than A+.

    3.2   TERMS  AND CONDITIONS.   The  terms and  conditions set  forth in this
Agreement shall apply to and govern all sales from Supplier to Customer, irrespective of any contrary terms and conditions stated on invoices, billing notices, bills of lading or other forms of any type or nature which Supplier or Customer may submit. Supplier shall have no right to alter the terms and conditions set forth in this Agreement for sales from Supplier to Customer.

    3.3 DELIVERY. Supplier shall deliver Product to Customer F.O.B. a common carrier (a "Common Carrier") at Supplier's business premises. Customer assumes all risk of loss from the time it deposits any such items with a Common Carrier, until actual delivery to Customer. Risk of loss prior to actual receipt by Customer shall be borne by Customer. Customer shall pay all shipping, freight, transportation and related costs associated with shipping any items under this Agreement.

    3.4 WORKING CAPITAL MANAGEMENT. All raw material stock and piece parts used in the manufacture of Products shall be billed to Customer at the time such inventory is delivered to Supplier's premises. Supplier shall take all appropriate actions requested by Customer to protect Customer's ownership interest in any of these goods or to grant Customer a security interest in any inventory financed by Customer.

                                   ARTICLE IV
                                    SERVICES

    4.1 PERSONNEL. To the extent requested by Customer, Supplier shall make available to Customer the services of Supplier's MIS Equipment, MIS Operations Support, MIS Programming Support and Travel Agency personnel during the Term.

    4.2 COST. Supplier shall charge Customer for such services at Supplier's cost in an amount consistent with the current internal cost allocation practice of Supplier. However, no direct charge shall be made to Customer for the services of any Travel Agency personnel.

    4.3 PAYMENT. Payment by Customer for such services shall be made within ten (10) days after the beginning of a month with respect to invoiced services in the prior month.

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                                   ARTICLE V
                                    GENERAL

    5.1 NOTICE. Any notice, request, consent or communication (collectively "Notice") sent under this Agreement shall be effective only if it is in writing and (a) personally delivered, (b) sent by certified or registered mail, return receipt requested, postage prepaid, (c) sent by a nationally recognized overnight delivery service, with delivery confirmed, or (d) telexed or telecopied, with receipt confirmed, addressed as follows:

    If to Customer:  International Jensen Incorporated/Recoton Audio Corporation
                     25 Tri-State International Office Center
                     Suite 400
                     Lincolnshire, Illinois 60069
                     Attention: Mr. Marc T. Tanenberg
                     Telecopier: (847) 317-3855
                     Telephone: (847) 317-3700
                     AND
                     Recoton Corporation
                     2950 Lake Emma Road
                     Lake Mary, Florida 32746
                     Attention: Mr. Stuart Mont
                     Telecopier: (407) 333-8903
                     Telephone: (407) 333-8900

    with a copy to:  Stroock & Stroock & Lavan
                     Seven Hanover Square
                     New York, New York 10004
                     Attention: Theodore S. Lynn, Esq.
                     Telecopier: (212) 806-6006
                     Telephone: (212) 806-5400

    If to Supplier:  IJI Acquisition Corp./International Jensen Incorporated
                     25 Tri-State International Office Center
                     Suite 400
                     Lincolnshire, Illinois 60069
                     Attention: Mr. Robert G. Shaw
                     Telecopier: (847) 317-3774
                     Telephone: (847) 317-3777

    with a copy to:  Wildman, Harrold, Allen & Dixon
                     225 West Wacker Drive
                     Chicago, Illinois 60606-1229
                     Attention: Richard B. Thies, Esq.
                     Telecopier: (312) 201-2555
                     Telephone: (312) 201-2521

or such other persons or addresses as shall be furnished in writing by any party to the other party. A Notice shall be deemed to have been given as of the date when (i) personally delivered, (ii) five (5) days after the date when deposited with the United States mail properly addressed, (iii) when receipt of a Notice sent by an overnight delivery service is confirmed by such overnight delivery service, or (iv) when receipt of the telex or telecopy is confirmed, as the case may be, unless the sending party has actual knowledge that a Notice was not received by the intended recipient.

    5.2   PATENT  INFRINGEMENT.   Customer  shall indemnify  and  hold  harmless
Supplier, its successors and assigns, against any and all loss, damage or injury arising out of a claim or suit for alleged

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infringement  of  any  patents  related  to  the  Products  to  the  extent such infringement arises from Customer's specifications and Customer shall assume the defense of any and all such suits and pay all costs and expenses incidental thereto.

    5.3 NONDISCLOSURE. Data, drawings, specifications or other technical information furnished directly or indirectly, in writing or otherwise, to either party hereto by the other party pursuant to this Agreement shall in no event become the property of the recipient and shall be used only in fulfilling the obligations imposed by this Agreement and shall not be duplicated or disclosed to others or used in whole or in part for any other purpose. Such furnishing of data, drawings, specifications or other technical information shall not be construed as granting any rights whatsoever, express or implied, under any patents of the furnishing party. The parties acknowledge the existence of a
certain Management Services Agreement dated as of        , 1996 between Customer
and Supplier ("MS Agreement") and recognize that such agreement shall govern information transmitted to either party as a result of the MS Agreement.

    5.4 WAIVER. The failure of either of the parties to insist, in any one or more instances, upon performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment of any rights granted hereunder for the future performance of any such term, covenant or condition.

    5.5 COMPLETE UNDERSTANDING. This Agreement constitutes the complete understanding among the parties. No alteration or modification of any of this Agreement's provisions shall be valid unless made in writing and signed by all the parties to this Agreement.

    5.6 APPLICABLE LAW. The laws of the State of Illinois shall govern all aspects of this Agreement, irrespective of the fact that one or more of the parties now is or may become a resident of a different state, or that one or more of the parties now or hereafter locates its principal office outside the State of Illinois. The parties shall submit all disputes which arise under this Agreement to state or federal courts located in the City of Chicago, Illinois for resolution. The parties acknowledge the aforesaid courts shall have exclusive jurisdiction over this Agreement and specifically waive any claims which they may have that involve jurisdiction or venue, including but not limited to forum non conveniens. Service of process for any claim which arises under this Agreement shall be valid if made in accordance with the notice provisions set forth in Section 5.1 of this Agreement. If service of process is made as aforesaid, the party served agrees that such service shall constitute valid service, and specifically waives any objections the party served may have under any state or federal law or rule concerning service of process. Service of process in accordance with this Section shall be in addition to and not to the exclusion of any other service of process method legally available.

    5.7 DESCRIPTIVE HEADINGS. All section headings, titles and subtitles are inserted in this Agreement for convenience of reference only, and are to be ignored in any construction of this Agreement's provisions.

    5.8 SEVERABILITY. If a court of competent jurisdiction rules that any one or more of this Agreement's provisions are invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any of this Agreement's other provisions, and this Agreement shall be construed as if it had never contained such invalid, illegal or unenforceable provision.

    5.9 ASSIGNMENT. This Agreement shall not be assignable without the prior written consent of all parties hereto. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

    5.10    COUNTERPARTS.   This  Agreement may  be  executed in  any  number of
counterparts and each of such counterparts for all purposes shall constitute an original.

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    IN  WITNESS  WHEREOF, the  parties  have caused  this  Agreement to  be duly executed and delivered as of the Effective Date.

                                          IJI ACQUISITION CORP.,
                                           an Illinois corporation
                                          By: __________________________________
                                          Its: _________________________________

                                          INTERNATIONAL JENSEN INCORPORATED,
                                           a Delaware corporation,
                                          By: __________________________________
                                          Its: _________________________________

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